Exhibit 99.1

Ocwen Acquisition Update
June  01, 2010

©2010 Ocwen Financial Corporation. All rights reserved.

Forward-Looking Statements

Our presentation may contain certain forward-looking statements that are made pursuant to the Safe Harbor provisions of the federal securities laws.  These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology.  They may involve risks and uncertainties that could cause the company’s actual results to differ materially from the results discussed in the forward-looking statements.

Presenters

William C. Erbey
Chairman & Chief Executive Officer

Ronald M. Faris
President

David J. Gunter
Chief Financial Officer

Deployment of Equity Raise

Ocwen executed
two acquisitions
totaling $35
billion of UPB

■	We have fully deployed $274 million raised in August 2009
■	We achieved all three objectives
➢	Completed $410 million in TALF financing
•	Advance financing requirements met for then existing portfolio
➢	Completed 19,612 modifications in Q1
•	Industry leading HAMP conversions
➢	Completed $6.9 billion acquisition on May 3rd
■	Signed $28 billion acquisition on May 28th
■	Acquisition economics in line with ROE expectations

HomEq Transaction Overview

Transaction
Overview &
Rationale

■	Ocwen signed a definitive agreement to acquire the servicing portfolio belonging to HomeEq Servicing for $1.3 billion
■	The acquired portfolio has $28 billion in UPB and approximately $1.16 billion in servicer advances

Transaction
Structure &
Financing

■	The seller’s parent, Barclays, will provide seller financing for the transaction in the form of a $905 million Servicer Advance Facility and a $140 million bridge financing
■	In addition, Ocwen seeks to raise a $350 million Senior Secured Term Loan Facility to replace the bridge financing and as additional acquisition financing

Timing

■	The transaction is expected to close in 3Q 2010

Saxon Transaction Overview

Transaction
Overview

■	Ocwen entered into agreements to acquire the rights to service $6.9 billion in UPB

Transaction
Structure &
Financing

■	Deployed approximately $160 million of equity to fund the acquisition

Timing

■	Entered into agreement on March 29, 2010
■	The acquisition was completed in two phases ending on May 3, 2010

Acquisition Economics

■	The HomeEq acquisition pricing includes one time expenses of $60 MM
➢	Subject to purchase accounting adjustments
➢	Suppress incremental earnings for 2010
➢	Deal priced to provide targeted pre-tax ROE

■	Cash flow from operations provides capability to repay the $350 MM syndicated bank loan in 13 months

■	The effective equity for the transaction is $308 MM

■	Transaction highly accretive

Transaction Overview

Transaction Sources & Uses

■	Ocwen intends to issue a $350 million Senior Secured Term Loan Facility in June 2010
➢	Will replace the $140 million bridge

■	The expected use of proceeds will include the acquisition of HomeEq which is expected to close in 3Q 2010
➢	Barclays will provide $905 million of servicer advance financing

Sources

Uses

1.
HomeEq Servicing acquisition funding uses based on total purchase price of HomeEq business plus estimated restructuring costs and transaction expenses. Total purchase price of $1.3 billion includes $1.16 billion of servicer advance receivables.

Delivering on Strategy to Increase UPB

Unpaid principal balance at period-end

1.	Reflects $6.9 billion in UPB that Ocwen acquired during April and May 2010.